Exhibit 8.1

List of Subsidiaries

•        International Petroleum Services Corporation Limited (incorporated in Hong Kong)

•        Superport Limited (incorporated in the British Virgin Islands)

•        Tianjin New Highland Science and Technology Development Co., Ltd. (incorporated in the People’s Republic of China)